Exhibit 99.1

LightPath Technologies Reports Fiscal 2026 Fourth Quarter and Full Year Financial Results

Robust Demand for Germanium-Free Optics Drives Meaningful Backlog Growth with Defense and Public Safety Customers

ORLANDO, FL – September 10, 2026 – LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company," "we," or "our"), a leading provider of next-generation optics and imaging systems for both defense and commercial applications, today announced financial results for its fiscal 2026 fourth quarter and full year ended June 30, 2026.

Financial Summary:

	Three Months Ended			Year Ended
	June 30,			June 30,
$ in millions	2026	2025	% Change	2026	2025	% Change
Revenue	$21.2	$12.2	73.8%	$71.7	$37.2	92.7%
Gross Profit	$8.3	$2.7	207.4%	$25.8	$10.1	155.4%
Operating Expenses*	$12.6	$7.2	75.0%	$45.5	$22.0	106.8%
Net Income (Loss)	$(4.1)	$(7.1)	-42.3%	$(20.5)	$(14.9)	37.6%
Adjusted EBITDA** (non-GAAP)	$2.1	$(2.0)	-205.0%	$4.2	$(5.1)	-182.4%

*Inclusive of $3.4 million and $1.4 million for the three months ended June 30, 2026 and 2025, respectively, and $15.6 million and $1.6 million for the years ended June 30, 2026 and 2025, respectively, for change in fair value of acquisition earnout liabilities.

**Reconciliation of this non-GAAP financial measure is provided below. Percentage changes for net loss and adjusted EBITDA are calculated on absolute values.

Fourth Quarter Fiscal 2026 & Subsequent Highlights:

●

Ended fiscal 2026 with a record order backlog of approximately $110.9 million, up 197% from $37.4 million at June 30, 2025, of which approximately $85.6 million is scheduled for delivery to customers within the next twelve months.

●	Completed a $50.0 million primary offering of common stock at $14.00 per share in June 2026, closing the fiscal year with a strong balance sheet of $93.2 million of cash and cash equivalents.
●

Received an $11 million follow-on infrared camera order from a leading global technology customer for counter-unmanned aircraft system (UAS) applications and $13 million in follow-on optical assembly orders from a leading counter-UAS and defense systems supplier.

●

Signed definitive agreement to divest the Company's subsidiary LightPath (Zhenjiang) Optical Instrumentation Co., Ltd. ("LPOIZ"), including its manufacturing facility and operations in China, for $4.5 million, payable in installments over five years, completing LightPath's transition to a fully Western-aligned manufacturing footprint.

Management Commentary

Sam Rubin, President and Chief Executive Officer of LightPath, said: “Fiscal 2026 was a year of transition, rewarding the foundation we’ve spent years building. As companies continue to onshore their supply chains, and customers increasingly seek to shift away from the China-controlled Germanium market, we believe that we are extremely well positioned to continue our pace of operational execution into fiscal 2027 and beyond.

“The fourth quarter set the high-water mark on every measure that matters to us. Backlog finished the fiscal year at $110.9 million, 197% above where we began the year. Revenue nearly doubled in the fiscal year to $71.7 million, gross margin improved by almost 900 basis points to 36%, and adjusted EBITDA improved by more than $9 million to positive $4.2 million. Taken together, those lines describe a very different company compared to the one that entered the fiscal year. Just as important is where the margin came from. It was driven primarily by favorable product mix and increased throughput rather than relying on price increases for margin growth. Additionally, the manufacturing yield issues that affected our component margins in fiscal 2025 are behind us.

“LightPath has also been the beneficiary of legislation enacted in December 2025 that directed the Secretary of Defense “to develop and implement a strategy to eliminate the reliance of the Department of Defense on any covered nation” for optical glass or optical systems. The deadline imposed by such legislation for the implementation of the strategy is January 1, 2030. Accordingly, defense programs are expected to replace optical glass and optical systems sourced from covered nations with other alternatives. Although the deadline for such actions is not until January 1, 2030, the supplier qualification cycles run two to three years, so the sourcing decisions that determine who supplies those programs are being considered and made now. We spent the last five years developing our glass portfolio and working with our customers to reduce Germanium content, which has prepared us for the opportunities that are now being accelerated by this legislation. Our BlackDiamond™ glass portfolio – including compositions licensed exclusively from the U.S. Naval Research Laboratory – was designed, melted and manufactured to those requirements from the outset, and with the addition of Amorphous Materials, Inc. ("AML") we now operate two domestic glass production sites and roughly 20 proprietary infrared compositions.

“Fiscal 2027 is now about capacity and conversion. We roughly doubled our glass melting capacity with AML and expect that we will need to continue to increase capacity based on projected demand. We are adding melting capability in both our Orlando and Texas facilities, expanding downstream optical and assembly capacity across our U.S. and Latvian sites, and working to finalize the redesign of G5 Infrared LLC’s ("G5 Infrared") cooled camera family to use BlackDiamond™ glass. With a strong balance sheet with low leverage and a backlog that has grown for five consecutive quarters to a record high, we have both the mandate and the means to scale,” concluded Rubin.

Fourth Quarter Fiscal 2026 Financial Results

Revenue for the fourth quarter of fiscal 2026 increased 73.8% to $ 21.2 million, compared to $ 12.2 million in the same quarter of the prior fiscal year, split amongst the Company’s product groups as follows:

Product Group Revenue	Fourth Quarter of	Fourth Quarter of
($ in millions)***	Fiscal 2026	Fiscal 2025	% Change
Infrared ("IR") Components	$7.1	$4.5	58%
Visible Components	$4.2	$2.8	50%
Assemblies & Modules	$9.1	$4.6	98%
Engineering Services	$0.8	$0.3	167%

*** Numbers may not foot due to rounding. Certain fiscal 2025 amounts have been reclassified from infrared components to assemblies and modules to conform to the current classification.

Growth in infrared components was driven by $1.1 million of infrared materials sales contributed by AML, which was acquired in January 2026, together with higher shipments to defense and industrial customers in the U.S. and Europe. The increase in visible components was driven by sales to U.S. defense customers and distributors, and industrial customers in Europe and Asia. The increase in assemblies and modules reflects G5 Infrared camera and module deliveries, including the previously announced program with a large global technology customer. Engineering services revenue rose on higher recognition against Visimid Technologies’ Lockheed Martin contract, where the timing and dollar value of deliverables varies from period to period.

Gross profit increased 210% to $8.3 million, or 39.4% of revenue, in the fourth quarter of 2026, as compared to $2.7 million, or 22.0% of revenue, in the prior year period. The improvement in gross margin reflects the larger contribution from assemblies, modules and camera systems, which generally carry higher margins than components, better absorption on higher production volumes, and the absence of the approximately $0.5 million of incremental inventory reserve charges that we recorded in the fourth quarter of fiscal 2025.

Operating expenses for the fourth quarter of fiscal 2026 were $12.6 million, as compared to $7.2 million in the prior year period. Of the $5.4 million increase, $2.0 million relates to the non-cash fair value adjustment to the acquisition earnout liabilities, which are remeasured through operating expenses until fully settled. The increase is primarily related to G5 Infrared, reflecting its strong performance against the earnout targets.  The final earnout amount was agreed to and accrued in the fourth quarter of fiscal 2026, to be paid in January 2027. The remaining operating expense increase of $3.4 million is primarily comprised of increased selling, general and administrative expenses (“SG&A”), where the fourth quarter of fiscal 2026 included the addition of AML operations, incentive compensation accruals, additions to the senior leadership team, higher sales and marketing investment, and continued information technology spend to meet customer security requirements.

Net loss in the fourth quarter of fiscal 2026 improved to $4.0 million, or $0.06 per basic and diluted share, as compared to a net loss of $7.1 million, or $0.16 per basic and diluted share, in the prior year period. The improvement reflects higher gross profit, partially offset by higher operating expenses and the absence of the non-cash charges associated with the warrant liability recorded in the prior year period.

Adjusted EBITDA** loss for the fourth quarter of fiscal 2026 grew to $2.1 million, or 10% of revenue, as compared to an adjusted EBITDA loss of $2.0 million in the prior year period. This marked the Company’s fourth consecutive quarter of positive adjusted EBITDA.

Fiscal 2026 Financial Results

Revenue for fiscal 2026 increased 92.7% to $ 71.7 million, compared to $ 37.2 million in the prior fiscal year. Fiscal 2026 includes a full year of G5 Infrared revenue, which was acquired in February 2025, and approximately five months of AML revenue. Revenue was split amongst the Company’s product groups in fiscal 2026 and fiscal 2025 as follows:

Product Group Revenue
($ in millions)***	Fiscal 2026	Fiscal 2025	% Change
IR Components	$21.2	$13.9	53%
Visible Components	$15.5	$11.7	32%
Assemblies & Modules	$31.9	$8.4	280%
Engineering Services	$3.2	$3.2	0%

*** Numbers may not foot due to rounding. Certain fiscal 2025 amounts have been reclassified from infrared components to assemblies and modules to conform to the current classification.

Gross profit increased 155% to $25.8 million, or 36.0% of revenue, in fiscal 2026, as compared to $10.1 million, or 27.2% of revenue, in fiscal 2025. Gross margin improved across each of the four product groups. The largest driver was mix: assemblies and modules grew to 44% of consolidated revenue from 23% in the prior year, and these products typically carry higher margins than components.

Operating expenses for fiscal 2026 were $45.5 million, as compared to $22.0 million in the prior year period. Of the $23.5 million increase, $14.1 million relates to the non-cash fair value adjustments to acquisition earnout liabilities, which are measured through operating expenses until fully settled. The increase is primarily related to G5 Infrared, where the final earnout amount was agreed to and accrued in the fourth quarter of fiscal 2026, to be paid in January 2027. The remaining operating expense increase of $9.4 million reflects a full year of G5 Infrared operating costs, the addition of AML operating costs, higher sales and marketing spend, information technology investment to meet heightened customer security standards, and increased personnel costs associated with filling executive roles and accruing for incentive compensation plans. New product development costs also increased, which management views as an important part of execution of our strategy, and plans to continue to grow our investment in new product development.

Net loss for fiscal 2026 totaled $20.5 million, or $0.38 per basic and diluted share, as compared to a net loss of $14.9 million, or $0.36 per basic and diluted share, in fiscal 2025. The wider net loss is attributable principally to the $14.1 million year-over-year increase in the non-cash change in fair value of acquisition earnout liabilities, which reflects G5 Infrared’s strong performance ahead of its earnout targets, as well as the increase in SG&A and new product development costs, partially offset by the $15.7 million increase in gross profit.

Adjusted EBITDA** for fiscal 2026 grew to $4.2 million, or 6% of revenue, as compared to an adjusted EBITDA loss of $5.1 million in fiscal 2025.

Fourth Quarter and Fiscal 2026 Earnings Call

Management will host an investor conference call at 5:00 p.m. Eastern time today, Thursday, September 10, 2026, to discuss the Company's fiscal 2026 fourth quarter and full year financial results, provide a corporate update, and conclude with Q&A from telephone participants. To participate, please use the following information:

Q4 FY2026 Earnings Conference Call

Date: Thursday, September 10, 2026

Time: 5:00 p.m. Eastern time

U.S. Dial-in: 1-800-267-6316

International Dial-in: 1-203-518-9783

Conference ID: LIGHT

Webcast: LPTH Q4 FY2026 Earnings Conference Call

Please join at least five minutes before the start of the call to ensure timely participation.

A playback of the call will be available through Thursday, September 24, 2026. To listen, please call 1-844-512-2921 within the United States and Canada or 1-412-317-6671 when calling internationally, using replay pin number 11162512. A webcast replay will also be available using the webcast link above.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading provider of next-generation optics and imaging systems for both defense and commercial applications. As a vertically integrated solutions provider with in-house engineering design support, LightPath’s family of custom solutions range from proprietary BlackDiamond™ chalcogenide-based glass materials – sold under exclusive license from the U.S. Naval Research Laboratory – to complete infrared optical systems and thermal imaging assemblies. The Company’s primary manufacturing footprint is located in Orlando, Florida with additional facilities in Texas, New Hampshire and Latvia. To learn more, please visit www.lightpath.com.

**Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA and adjusted EBITDA, which are non-GAAP financial measures. The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. We also calculate adjusted EBITDA, which excludes, as applicable: (1) stock compensation expenses; (2) the loss on extinguishment of debt; (3) the effect of the non-cash income or expense associated with the mark-to-market adjustments related to the warrants; (4) the effect of non-cash income or expenses associated with the fair value adjustments related to the acquisition earnout liabilities; (5) acquisition costs, including legal fees and due diligence; and (6) the effect of foreign exchange gains or losses.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the table below.

LIGHTPATH TECHNOLOGIES, INC.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
Net loss	$(4,140,865)	$(7,055,980)	$(20,545,563)	$(14,873,182)
Depreciation and amortization	1,320,375	792,488	5,038,066	4,149,240
Income tax provision	111,497	(122,402)	314,713	37,790
Interest (income) expense	(298,238)	312,967	(16,003)	1,118,213
EBITDA	$(3,007,231)	$(6,072,927)	$(15,208,787)	$(9,567,939)
Stock-based compensation	1,600,218	298,309	2,861,795	1,043,464
Loss on extinguishment of debt	—	—	506,280	418,502
Change in fair value of warrant liability	—	2,224,270	—	1,353,716
Change in fair value of acquisition liabilities	3,401,807	1,430,000	15,636,336	1,560,445
Acquisition costs	70,273		290,448	—
Foreign exchange loss	30,796	141,583	146,060	129,882
Adjusted EBITDA	$2,095,863	$(1,978,765)	$4,232,132	$(5,061,930)
% of revenue	10%	-16%	6%	-14%

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, without limitation, statements regarding: (i) the Company’s ability to convert its backlog into revenue and the timing of such conversion; (ii) expectations regarding demand for germanium alternatives and the effect of U.S. and allied procurement requirements on the Company’s markets; (iii) the Company’s plans to expand glass melting, optical and assembly capacity in the U.S. and Latvia and the anticipated level of capital expenditures in fiscal 2027; (iv) the expected progress and benefits of the redesign of G5 Infrared’s camera products onto BlackDiamond™ materials; (v) the anticipated effects and timing of the divestiture of LPOIZ and its manufacturing facility, including the deconsolidation of revenue attributable to the China operation and the continuity of third-party supply; (vi) expectations regarding future revenue growth, gross margins and adjusted EBITDA; and (vii) the Company’s ability to pursue and integrate additional acquisitions. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the impact of varying demand for the Company’s products; the U.S. government’s initiatives to move away from using optical systems from certain foreign nations and the timing of related procurement decisions; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; the Company’s reliance on a few key customers; the risk that the purchaser of LPOIZ does not perform its payment or supply obligations; the ability of the Company to obtain needed raw materials and components from its suppliers; the impact that international tariffs may have on our business and results of operations; the impact of political and other risks as a result of our sales to international customers and/or our sourcing of materials from international suppliers; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; geopolitical tensions and conflicts; the effects of steps that the Company could take to reduce operating costs; and those factors detailed by the Company in its public filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K and other filings with the SEC. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact

Lucas A. Zimmerman

MZ Group – MZ North America

LPTH@mzgroup.us

949-259-4987

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	June 30,
Assets	2026	2025
Current assets:
Cash and cash equivalents	$93,204,655	$4,877,036
Trade accounts receivable, net of allowance of $63,162 and $24,495	15,112,908	9,455,310
Inventories, net	18,005,559	12,858,838
Prepaid expenses and deposits	3,457,300	1,142,661
Other current assets	116,028	40,150
Total current assets	129,896,450	28,373,995

Property and equipment, net	19,363,026	15,864,061
Operating lease right-of-use assets	8,115,887	7,429,378
Intangible assets, net	17,134,601	15,987,923
Goodwill	19,315,177	13,753,921
Deferred tax assets, net	85,902	22,571
Other assets	96,578	73,917
Total assets	$194,007,621	$81,505,766
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,686,144	$7,421,430
Accrued liabilities	12,779,784	5,686,396
Accrued payroll and benefits	4,139,586	2,359,152
Operating lease liabilities, current	1,189,908	1,254,062
Loans payable, current portion	112,317	172,567
Finance lease obligation, current portion	269,414	206,518
Total current liabilities	26,177,153	17,100,125

Deferred tax liabilities, net	95,084	152,760
Accrued liabilities, noncurrent	—	823,000
Finance lease obligation, less current portion	392,796	421,363
Operating lease liabilities, noncurrent	8,888,227	8,326,250
Loans payable, less current portion	74,878	4,804,990
Total liabilities	35,628,138	31,628,488

Commitments and Contingencies

Series G Convertible Preferred Stock; $0.01 par value; 44,000 shares authorized; 6,492 and 24,956 shares issued and outstanding	8,906,686	34,232,510

Stockholders’ equity:
Preferred stock: Series D, $0.01 par value, voting; 500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $0.01 par value, voting; 94,500,000 shares authorized; 69,963,045 and 42,949,307 shares issued and outstanding	699,630	429,493
Additional paid-in capital	398,726,619	244,953,346
Accumulated other comprehensive income	1,308,868	978,686
Accumulated deficit	(251,262,320)	(230,716,757)
Total stockholders’ equity	149,472,797	15,644,768
Total liabilities, convertible preferred stock and stockholders’ equity	$194,007,621	$81,505,766

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue, net	$21,162,352	$12,209,793	$71,722,099	$37,202,630
Cost of sales	12,816,746	9,519,040	45,917,308	27,072,516
Gross profit	8,345,606	2,690,753	25,804,791	10,130,114
Operating expenses:
Selling, general and administrative	8,120,886	4,739,622	24,660,503	15,814,627
New product development	1,125,978	1,064,997	3,784,029	3,063,772
Amortization of intangible assets	455,025	(54,695)	1,833,320	1,414,817
Change in fair value of acquisition liabilities	3,401,807	1,430,000	15,636,336	1,560,445
(Gain) loss on disposal of property and equipment	(459,108)	18,829	(455,092)	99,334
Total operating expenses	12,644,588	7,198,753	45,459,096	21,952,995
Operating loss	(4,298,982)	(4,508,000)	(19,654,305)	(11,822,881)
Other income (expense):
Interest income (expense), net	298,238	(312,967)	16,003	(1,118,213)
Loss on extinguishment of debt	—	—	(506,280)	(418,502)
Change in fair value of warrant liability	—	(2,224,270)	—	(1,353,716)
Other expense, net	(28,624)	(133,145)	(86,268)	(122,080)
Total other income (expense), net	269,614	(2,670,382)	(576,545)	(3,012,511)
Loss before income taxes	(4,029,368)	(7,178,382)	(20,230,850)	(14,835,392)
Income tax provision	111,497	(122,402)	314,713	37,790
Net loss	$(4,140,865)	$(7,055,980)	$(20,545,563)	$(14,873,182)
Foreign currency translation adjustment	—	527,619	330,182	468,750
Comprehensive loss	$(4,140,865)	$(6,528,361)	$(20,215,381)	$(14,404,432)
Loss per common share (basic)	$(0.06)	$(0.16)	$(0.38)	$(0.36)
Number of shares used in per share calculation (basic)	64,820,263	42,874,607	53,374,275	40,874,068
Loss per common share (diluted)	$(0.06)	$(0.16)	$(0.38)	$(0.36)
Number of shares used in per share calculation (diluted)	64,820,263	42,874,607	53,374,275	40,874,068

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Changes in Stockholders' Equity

(unaudited)

	Temporary Equity					Accumulated
	Series G Convertible		Class A		Additional	Other		Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2024	—	—	39,254,643	$392,546	$245,140,758	$509,936	$(215,843,575)	$30,199,665
Issuance of preferred stock under private equity placement, net of fees	24,956	19,481,376	—	—	—	—	—	—
Issuance of common stock for:
Employee Stock Purchase Plan	—	—	9,369	93	14,292	—	—	14,385
Exercise of stock options, RSUs & RSAs, net	—	—	593,791	5,938	(2,763)	—	—	3,175
Shares issued as compensation	—	—	49,000	490	89,180	—	—	89,670
Issuance of common stock for acquisition of Visimid	—	—	382,253	3,823	710,123	—	—	713,946
Issuance of common stock for acquisition of G5	—	—	1,972,501	19,725	4,852,343	—	—	4,872,068
Issuance of common stock under private equity placement, net of fees	—	—	687,750	6,878	1,584,014	—	—	1,590,892
Issuance of warrants under private equity placement, net of fees	—	—	—	—	177,445	—	—	177,445
Preferred cumulative dividends plus accretion	—	14,751,134	—	—	(14,751,134)	—	—	(14,751,134)
Stock-based compensation on stock options, RSUs & RSAs	—	—	—	—	953,795	—	—	953,795
Reclassification of warrant liability	—	—	—	—	6,185,293	—	—	6,185,293
Foreign currency translation adjustment	—	—	—	—	—	468,750		468,750
Net loss	—	—	—	—	—	—	(14,873,182)	(14,873,182)
Balances at June 30, 2025	24,956	34,232,510	42,949,307	429,493	244,953,346	978,686	(230,716,757)	15,644,768
Issuance of preferred stock under private equity placement, net of fees	—	—	—	—	—	—	—	—
Issuance of common stock for:
Employee Stock Purchase Plan	—	—	2,302	23	24,839	—	—	24,862
Exercise of stock options, RSUs & RSAs, net	—	—	242,617	2,427	10,076	—	—	12,503
Exercise of warrants	—	—	3,468,698	34,687	(34,687)	—	—	—
Issuance of common stock under private equity placement, net of fees	—	—	1,600,000	16,000	7,878,045	—	—	7,894,045
Issuance of common stock under public equity placements, net of fees	—	—	12,483,900	124,839	112,212,283	—	—	112,337,122
Issuance of common stock for acquisition of Visimid	—	—	112,323	1,123	348,877	—	—	350,000
Issuance of common stock for acquisition of Amorphous	—	—	114,356	1,143	1,569,302	—	—	1,570,445
Issuance of common stock for acquisition of G5	—	—	297,445	2,974	3,569,340	—	—	3,572,314
Conversion of Series G Preferred to Common	(18,464)	(25,325,824)	8,692,097	86,921	25,238,903	—	—	25,325,824
Stock-based compensation on stock options, RSUs & RSAs	—	—	—	—	2,956,295	—	—	2,956,295
Foreign currency translation adjustment	—	—	—	—	—	330,182	—	330,182
Net loss	—	—	—	—	—	—	(20,545,563)	(20,545,563)
Balances at June 30, 2026	6,492	$8,906,686	69,963,045	$699,630	$398,726,619	$1,308,868	$(251,262,320)	$149,472,797

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(20,545,563)	$(14,873,182)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,038,066	4,149,240
Interest from amortization of loan issuance costs	90,124	213,829
Loss on extinguishment of debt	90,321	71,215
Warrant issuance costs	506,280	418,502
Change in fair value of warrant liability	—	1,353,716
Change in fair value of acquisition earnout liabilities	15,636,336	1,560,445
Earnout payment for acquisition of G5, net of financing portion	(3,813,587)	—
(Gain) loss on disposal of property and equipment	(455,092)	99,334
Stock-based compensation on stock options, RSUs & RSAs, net	2,861,795	1,043,464
Provision for credit losses	(44,090)	(3,014)
Change in operating lease assets and liabilities	(188,686)	(273,624)
Inventory write-offs to allowance	368,891	143,362
Deferred taxes	(121,007)	(221,977)
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	(5,578,692)	(2,626,267)
Other current assets	(75,878)	91,027
Inventories	(5,062,213)	(1,385,690)
Prepaid expenses and deposits	(2,242,800)	(325,915)
Accounts payable and accrued liabilities	3,310,607	2,234,145
Net cash used in operating activities	(10,225,188)	(8,331,390)

Cash flows from investing activities:
Purchase of property and equipment	(6,268,334)	(1,262,302)
Proceeds from sale of equipment	475,000	10,648
Acquisition of Amorphous	(7,000,111)	—
Acquisition of G5 Infrared	—	(18,486,669)
Net cash used in investing activities	(12,793,445)	(19,738,323)

Cash flows from financing activities:
Proceeds from exercise of stock options	12,503	3,175
Proceeds from sale of common stock from Employee Stock Purchase Plan	24,862	14,385
Proceeds from issuance of common stock under public equity placement, net of fees	112,337,122	—
Proceeds from issuance of common stock under private equity placement, net of fees	7,894,045	437,725
Proceeds from issuance of preferred stock under private equity placement, net of fees	—	18,675,026
Proceeds from issuance of warrants under private equity placement, net of fees	—	4,620,561
Earnout payment for acquisition of G5, net of operating portion	(3,536,471)	—
Deferred payment for acquisition of Visimid	—	(125,000)
Borrowings on loans payable	—	6,659,596
Loan issuance costs	—	(597,465)
Payments on loans payable	(5,471,522)	(204,100)
Repayment of finance lease obligations	(236,240)	(187,626)
Net cash provided by financing activities	111,024,299	29,296,277
Effect of exchange rate on cash and cash equivalents	321,953	170,204
Change in cash, cash equivalents and restricted cash	88,327,619	1,396,768
Cash and cash equivalents, beginning of period	4,877,036	3,480,268
Cash and cash equivalents, end of period	$93,204,655	$4,877,036

Supplemental disclosure of cash flow information:
Interest paid in cash	$409,637	$273,476
Income taxes paid	$325,636	$206,121
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through finance lease arrangements	$275,471	$93,048
Operating right-of-use assets acquired in exchange for operating lease liabilities	$1,956,911	$—
Issuance of common stock for acquisition of Visimid	$350,000	$713,946
Issuance of common stock for acquisition of G5, including earnouts	$3,572,314	$4,872,068
Issuance of common stock for acquisition of AML, including earnouts	$1,570,445	$—
Accrual of earnout consideration for acquisition of G5	$—	$3,536,471
Accrual of earnout consideration for acquisition of AML	$1,780,000	$—
Extinguishment of debt in exchange for common stock, preferred stock, warrants and a note	$—	$3,057,110